CERTIFICATE OF AMENDMENT OF
                       THE AMENDED AND RESTATED BYLAWS OF
                                   P-COM, INC.

      The undersigned hereby certifies that:

      1. He is the duly elected, qualified and acting secretary of P-Com, Inc., a Delaware corporation (the "Corporation"), and in charge of the minute book and corporate records of the Corporation.

      2. On August 1, 2003, the board of directors of the Corporation duly adopted a resolution (i) setting forth a proposed amendment to the Bylaws of the Corporation (amended and restated as of August 27, 2002) (the "Bylaws") and (ii) recommending said amendment for approval by the Corporation's stockholders.

      3. On December 2, 2003, the stockholders of the Corporation duly approved the proposed amendment to the Bylaws at the Corporation's annual meeting of stockholders.

      4. Accordingly, Article VII, Section 8(iii) of the Bylaws is hereby to read in its entirety as follows:

            (iii) sell or issue any security of the corporation convertible, exercisable or exchangeable into shares of common stock of the corporation, having a conversion, exercise or exchange price per share which is subject to downward adjustment based entirely on the market price of the common stock at the time of conversion, exercise or exchange of such security into common stock; or

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 3rd day of December 2003.


                                        /s/ Daniel W. Rumsey
                                        ----------------------------------------
                                        Daniel W. Rumsey, Secretary


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